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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          BIRMINGHAM STEEL CORPORATION
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                (Name of Registrant as Specified In Its Charter)

                      THE UNITED COMPANY SHAREHOLDER GROUP
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

    ----------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

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     (4)  Date Filed:

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         Bristol, Va - Nov. 23, 1999 - [NYSE:BIR] - In response to a letter received from the Board of Directors of Birmingham Steel Corporation yesterday, The United Company Shareholder Group today sent a response letter to the Board indicating their willingness to meet with the Board to discuss a compromise to the current proxy contest between the groups.

         The full text of the letter follows:

November 23, 1999

Board of Directors
Birmingham Steel Corporation
1000 Urban Center Drive
Birmingham, Alabama 35242

Gentlemen:

         We appreciate your letter dated November 22, 1999 expressing your willingness to meet with us to discuss issues regarding the proxy contest. We welcome the opportunity to meet with you and believe a compromise solution is in the best interest of the shareholders of Birmingham Steel Corporation ("BIR"). A compromise will be productive, in that, it will eliminate cash outlays by both groups, end the war of words, and allow for a seamless transfer without triggering the change of control provisions in BIR's debt instruments. Jerry Dempsey, one of our director nominees and known personally by many of you, will serve as our representative at the meeting.

         We began this proxy contest in July because of the continuing poor performance of BIR under Mr. Garvey. The issue in this proxy contest has always been about poor management. It appears from your letter that you are under the misconception that this proxy contest is about the future of the SBQ operations. This is simply not the case. In fact, the announcement to sell the SBQ assets was made almost a month after we declared our intentions to replace Bob Garvey.

         When we filed our Schedule 13D in July announcing our intentions, we relied on statements made in March and April that the SBQ operations were no longer a problem and that Memphis start-up costs were completed. The United Group was also not aware at the time of its 13D filing that BIR had already defaulted on its $300 million dollar revolving credit agreement.

         As holders of approximately 8% of BIR's outstanding shares, we have always put the interests of BIR shareholders first. We began this proxy contest, in good conscience, to protect the investment of BIR shareholders. After watching BIR's performance steadily decline under Mr. Garvey, we believed someone needed to come forth to protect the shareholders. We have been pleased with the response from other shareholders who share our view.



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         This proxy contest is about management and leadership, not the SBQ operations. For a meeting to be productive, you must be willing to discuss the removal of Bob Garvey and the designation of John Correnti as Chief Executive Officer and Chairman of Birmingham Steel Corporation and the election of directors so that a majority are committed to support Mr. Correnti. We proposed a compromise that would accomplish these goals in our meeting with you in August, and we have not changed our position.

         We understand that relinquishing control of the Board may be personally difficult for you. However, we are prepared to accept your minority presence on the Board and are prepared to make the Board transition as painless and diplomatic as possible.

         We look forward to hearing from you. Please direct all communications to our counsel, Gene T. Price (205) 458-5328.


                                           Sincerely,

                                           The United Company Shareholder Group

cc: David J. Friedman



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